PBF Energy to Purchase the Torrance Refinery and Related Logistics Assets
and Announces Senior Management Changes

•	155,000 barrel per day high-complexity, coking refinery in PADD 5

•	Attractive MLP assets including ownership interests in several crude gathering and transportation pipelines, product pipelines, products terminals and crude and products storage facilities

•	Expected to be immediately accretive to earnings

PARSIPPANY, NJ– September 30, 2015 – PBF Energy Inc. (NYSE: PBF) announced today that its subsidiary has signed a definitive agreement to purchase the 155,000 barrel-per-day Torrance refinery, and related logistics assets, from ExxonMobil. With the acquisition, PBF will increase its total throughput capacity to approximately 900,000 barrels per day. The purchase price for the assets is $537.5 million, plus working capital to be valued at closing. PBF expects to finance the transaction with a combination of cash, debt and equity. The transaction is expected to be immediately accretive to earnings. The Torrance transaction is expected to close in the second quarter of 2016, subject to customary closing conditions and regulatory approvals. The refinery will be restored to full working order prior to close.

The Torrance refinery, located on 750 acres in Torrance, California, is a high-conversion 155,000 barrel per day, delayed-coking refinery with a Nelson Complexity Index of 14.9. The facility is strategically positioned in Southern California with advantaged logistics connectivity that offers flexible raw material sourcing and product distribution opportunities primarily to the California, Las Vegas and Phoenix area markets.

“The Torrance Refinery acquisition is another significant step in the continued growth of PBF Energy and PBF Logistics. Coupled with the previously announced Chalmette acquisition, we will have increased our refining capacity by over 60 percent and added meaningful Gulf and West Coast assets to our refining system. We are excited to be adding a refinery with Torrance’s complexity and we look forward to entering the West Coast market. Upon completion of these two pending transactions, we will have operations spanning four PADDs and have diversified and increased our commercial footprint and flexibility,” said Tom Nimbley, PBF’s Chief Executive Officer. “We are committed to the safe and environmentally responsible operations of the facility and look forward to welcoming Torrance’s well-trained and professional workforce to the PBF family.”

PBF’s Executive Chairman Tom O’Malley commented, “Southern California is a very attractive market and we are excited to become a supplier in the region. PBF’s management team has extensive experience operating in California and we are entering at a very attractive purchase price for the Torrance refinery.”

In addition to refining assets, the transaction includes a number of high-quality logistics assets including a sophisticated network of crude and products pipelines, product distribution terminals and refinery crude and product storage facilities. The most significant of the logistics assets is a 171-mile crude gathering and transportation system which delivers San Joaquin Valley crude oil directly from the field to the refinery. Additionally, included in the transaction are several pipelines which provide access to sources of crude oil including the Ports of Long Beach and Los Angeles, as well as clean product outlets with a direct pipeline supplying jet fuel to the Los Angeles airport. The refinery also has crude and product storage facilities with approximately 8.6 million barrels of shell capacity.

Management Update
In light of PBF’s expanding geographic footprint and organizational needs, the company has decided to make certain management changes to support in growing business and position the company for success in all areas of its operations. The company will set up a wholly-owned subsidiary, PBF Energy Western Region LLC, to hold all of the Torrance related assets. Jeffrey Dill will transition to the role of President, PBF Energy Western Region LLC. Mr. Dill has been General Counsel of PBF since its inception in 2008 and his prior experience includes almost 10 years working in the refining and logistics industry in Southern California. In his new role, Mr. Dill will be responsible for managing PBF’s relationships with elected officials, community leaders and regulatory agencies in California.

Paul Davis and Tom O’Connor, formerly co-heads of Commercial, will now be responsible for the company’s commercial operations on a regional basis. Mr. Davis will be relocating to Southern California, where he started his career and worked with the same logistics assets being acquired. He will head up a West Coast-based commercial team that will be responsible for commercial activities in the region. Mr. O’Connor will oversee all other commercial operations, including those for the Chalmette Refinery, along with commercial risk activities.

Trecia Canty, previously Vice President, Senior Deputy General Counsel, has been promoted to Senior Vice President, General Counsel and Secretary. In her new role, Ms. Canty will be responsible for the legal department. Ms. Canty joined PBF in 2012 from Southwestern Energy and has supported a broad range of activities including transactions across the finance, commercial and refining functions at PBF.

Conference Call Information
At 8:30 a.m. October 1, 2015, PBF Energy will host a conference call to discuss the transaction. The call is also being webcast and can be accessed at PBF Energy's website, http://www.pbfenergy.com. The call can be heard by dialing (888) 632-3384 or (785) 424-1675, conference ID: PBF1001. The audio replay will be available two hours after the end of the call through October 14, 2015, by dialing (800) 723-0394 or (402) 220-2649.

Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the company’s expectations with respect to timing of the completion of the proposed acquisition; the company’s post-acquisition plans, objectives, expectations and intentions with respect to future earnings and operations; the company’s plans for financing the proposed acquisition; and the conditions to the closing of the proposed acquisition and the possibility that the proposed acquisition will not close. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks described above, and the risks disclosed in the company's filings with the SEC. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

About PBF Energy Inc.
PBF Energy Inc. (NYSE: PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey and Toledo, Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 53.7% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).

###

Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994